SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 6, 2016

AMERICAN CANNABIS COMPANY, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of incorporation or organization)	Commission File Number 000-26108	94-2901715 (I.R.S. Employer Identification Number)

5690 Logan St # A, Denver, Colorado 80216

(Address of Principal Executive Offices and Zip Code)

(303) 974-4770

(Issuer's telephone number)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 - Other Events

Item 8.01 Other Events.

On June 27, 2016, the Company filed Form 8-K disclosing its entry into a material definitive agreement with Tangiers Global, LLC, a Wyoming Limited Liability Company (“Tangiers”). Pursuant to an Investment Agreement between the Company and Tangiers, Tangiers agreed to invest up to five million dollars ($5,000,000) to purchase the Company’s Common Stock, par value $0.00001 per share, based upon an exemption from registration provided under Section 4(a)(2) of the 1933 Securities Act, and Section 506 of Regulation D promulgated thereunder. Concurrently, the Registrant and Tangiers entered into a Registration Rights Agreement, as an inducement to Tangiers to execute and deliver the Investment Agreement, whereby the Registrant agreed to provide certain registration rights under the Securities Act of 1933, as amended.

On August 10, 2016, the Company filed Form 8-K disclosing that the Company and Tangiers executed an amended and restated Registration Rights Agreement and Investment Agreement. Both amended and restated agreements were filed with the Company’s Form 10-Q for the June 30, 2016 quarter, filed on August 18, 2016.

On September 12, 2016, the Company filed Form S-1 Registration Statement for 5,829,842 shares of Company common stock to be sold to Tangiers Global, LLC under the amended and restated Investment Agreement and Registration Rights Agreement. The Securities and Exchange Commission granted notice of effectiveness of the registration on November 8, 2016.

Pursuant to the amended and restated Investment Agreement, the Company sold registered common shares to Tangiers in two separate transactions: On December 6, 2016, the Company sold 284,933 shares to Tangiers in exchange for $ $159,687.85; and on December 14, 2016, the Company sold 628,536 shares to Tangiers in exchange for $ $370,082.

Consistent with the amended and restated investment agreement, the Company will use the funds for general corporate and working capital purposes and acquisitions of assets, businesses or operations or for other purposes that the board of directors of the Company, in its good faith, deems to be in the best interest of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated December 16, 2016

AMERICAN CANNABIS COMPANY, INC.

By: /s/ Corey Hollister

Corey Hollister

President, Chief Executive Officer

(Principal Executive Officer)